Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


June 28, 2004


United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Asyst Corporation, a Utah corporation (the"Registrant"), SEC File No. 000-26753, to be filed on or about June 28, 2004, covering the registration of 5,500,000 shares of common stock to be issued under the Amended and Restated Amazon Biotech, Inc. 2004 Stock Compensation Plan.



Ladies and Gentlemen:

           We hereby consent to the use of our report for the year ended July 31, 2003, dated October 7, 2003 in the above-referenced Registration Statement.

Sincerely,

/s/ Mantyla McReynolds
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Mantyla McReynolds
Certified Public Accountants